Exhibit 10.20

AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), dated as of June 3, 2002, is entered into by and between Duratek Federal Services, Inc. (formerly known as Waste Management Federal Services, Inc.), a Delaware corporation (the "Employer"), and Thomas Dabrowski (the "Employee").

WITNESSETH:

        WHEREAS, the Employer and the Employee entered into an Employment Agreement dated June 8, 2000 ("the Employment Agreement"); and

        WHEREAS, the Employer and the Employee desire to amend certain portions of the Employment Agreement, on the terms and conditions hereinafter set forth;

        WHEREAS, as of the date of this Amendment, the Employer is a wholly-owned subsidiary of Duratek, Inc., a Delaware corporation ("Duratek").

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Section 8 of the Employment Agreement is replaced in its entirety with the following:

          "8.    Services Following Change in Control or Upon Notice.

            (a)  On the earlier of (i) the consummation of a Change in Control (as defined herein) of Duratek and (ii) ten (10) business days prior written notice by either party to the other (either (i) or (ii) shall be referred to as the "Trigger Date"), Employee will resign his title as President of Employer but will continue to provide services to the Employer as an employee pursuant to the terms of this Section 8.

            (b)  For a period of two (2) years from the Trigger Date (the "New Term"), Employer agrees to retain the Employee as an employee pursuant to the terms hereof and the Employee agrees to provide services to the Employer pursuant to the terms hereof.

            (c)  During the New Term, the Employee shall provide to the Employer up to 1000 hours of service per year. The Employee shall report to the President and Chief Executive Officer of Duratek and shall assume such responsibilities and shall perform such services as are assigned to him by the President and Chief Executive Officer of Duratek.

            (d)  In return for such services, the Employer shall pay to the Employee the sum of one hundred thirty thousand dollars ($130,000) per annum, payable pro rata on a bi-weekly basis, and shall provide to Employee medical and dental benefits, on substantially similar terms to the medical and dental benefits provided, if any, immediately prior to the Trigger Date, while the Employee provides such services to the Employer.

            (e)  Upon submission of proper documentation, the Employee shall be allowed reimbursement for expenses for travel in connection with the Employer's business.

            (f)    If the Employee's employment during the New Term is terminated by the Employer without Cause or by the Employee with Justification (except that clause (i) in the definition of Justification shall not be applicable during the New Term): (i) the Employer shall pay to the Employee the compensation, at the rate then in effect, through the Employee's last day of employment with the Employer (the "Termination Date"), and (ii) the Employer shall continue to pay, pro rata on a bi-weekly basis, to the Employee (in lieu of any other severance, termination or similar payments, and in full discharge of the Employer's responsibilities under this Agreement with respect to the Termination Date) the Employee's base salary (at the level in effect as of the Termination Date) and provide medical and dental benefits substantially similar to the benefits being provided, if any, at the Termination Date (the "Severance Benefit") until the end of the New Term.

            (g)  If the Employee's employment during the New Term is terminated due to the Employee's death or Long-Term Disability, by the Employer for Cause or the Employee without Justification: (i) the Employer shall pay to the Employee the compensation, at the rate then in effect, through the Termination Date, and (ii) the Employee shall not be entitled to any Severance Benefit, but in the case of a termination due to the Employee's Long-Term Disability shall be entitled to any benefit for which the Employee qualifies under any short-term or long-term disability plan of the Employer.

            (h)  The Employee shall be subject to the provisions of Section 7 until the end of the New Term, whether or not he is employed by the Employer.

            (i)    The six (6) month notice periods provided in Sections 4(a)(4), 4(b)(1) and 4(b)(2) of the Employment Agreement shall not be applicable during the New Term.

            (j)    Notwithstanding any provision of the Employment Agreement to the contrary, during the New Term, Sections 1, 2, 3 and 5 of the Employment Agreement shall not be applicable, but all other Sections of the Employment Agreement shall remain in full force and effect, except as may be modified pursuant to this Amendment.

            (k)  For purposes hereof, the term "Change in Control" shall mean: a merger, consolidation or reorganization of Duratek with one or more other entities in which Duratek is not the surviving entity, a sale of substantially all of the assets of Duratek to another entity, or any transaction (including, without limitation, a merger or reorganization in which Duratek is the surviving entity) that results in any person or entity (or persons or entities acting as a group or otherwise in concert) other than The Carlyle Group and/or its affiliates, becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of all classes of securities of Duratek or obtaining (through stock ownership, proxies, or otherwise) the right to elect a majority of the Board of Directors of Duratek.

        2.    Section 7 is hereby amended by changing the reference to "Section 8(b)" to "Section 8" whenever it shall appear.

        3.    Section 12 is hereby amended by changing the name and address of the Employer for notice purposes to the following:

    Duratek Federal Services, Inc.
    c/o Duratek, Inc.
    10100 Old Columbia Road
    Columbia, Maryland 21046
    Attn: Corporate Secretary

        4.    All other provisions, terms and conditions of the Employment Agreement shall remain in full force and effect, except as modified hereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first herein written.

EMPLOYER:	EMPLOYEE:
Duratek Federal Services, Inc.	Thomas Dabrowski

By: /s/ ROBERT E. PRINCE Name: Robert E. Prince Title: Chairman	/s/ THOMAS DABROWSKI